Filed Pursuant to Rule 433
Registration No. 333-206684-01

Free Writing Prospectus dated February 4, 2016

Santander Drive Auto Receivables Trust 2016-1

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated February 4, 2016 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.

Class A-1 Notes	P-1(sf)	F1+sf

Class A-2-A Notes	Aaa(sf)	AAAsf

Class A-2-B Notes	Aaa(sf)	AAAsf

Class A-3 Notes	Aaa(sf)	AAAsf

Class B Notes	Aa2(sf)	AAsf

Class C Notes	A2(sf)	Asf

Class D Notes	Baa2(sf)	BBBsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Citigroup	BNP PARIBAS	J.P. Morgan

Solely with respect to the Class A notes:
Barclays	RBC Capital Markets	Santander	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.